Exhibit 4.1


         Registered                                          Registered

No. 1
$15,000,000
CUSIP No: 61740A AA2

                            J.P. MORGAN CHASE & CO.

                CONSUMER PRICE INDEXED SECURITIES(sm) (CPIS(sm))

This security is not a deposit or other obligation of a depositary institution and is not insured by the Federal Deposit Insurance Corporation or by any other government entity.

This security is a Global Security within the meaning of the Indenture hereinafter referred to and is registered in the name of Cede & Co., the nominee of The Depository Trust Company (the "Depositary"). This Global Security is exchangeable for CPIS registered in the name of a Person other than the Depositary or its nominee only in the limited circumstances described in the Indenture, and no transfer of this security (other than a transfer of this security as a whole by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary) may be registered except in such limited circumstances. The Depositary will not sell, assign, transfer or otherwise convey any beneficial interest in this Global Security unless such beneficial interest is in an amount equal to an authorized denomination for the CPIS, and the Depositary, by its acceptance hereof, agrees to be so bound.

Unless this security is presented by an authorized representative of the Depositary to J.P. Morgan Chase & Co. or its agent for registration of transfer, exchange or payment, and any CPIS issued are registered in the name of Cede & Co. or such other name as is requested by an authorized representative of the Depositary (and any payment is made to Cede & Co. or to such other entity as is an authorized representative of the Depositary), any transfer, pledge or other use hereof for value or otherwise by or to any Person is wrongful since the registered owner hereof, Cede & Co., has an interest herein.

J.P. Morgan Chase & Co., a corporation duly organized and existing under the laws of the State of Delaware (herein called the "Company", which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay to CEDE & CO., or registered assigns (unless previously redeemed by the Holder), the amount due upon maturity, as determined in accordance with the formula set forth under "Payments on the CPIS" below, with respect to the principal sum of

                     FIFTEEN MILLION DOLLARS ($15,000,000),

on January 15, 2010 (except to the extent maturity is extended as a result of a Market Disruption Event), on the terms and in the manner described on the reverse hereof.

Payment at maturity or upon redemption of this security will be made at the office or agency of the Company maintained for that purpose in the Borough of Manhattan, The City of New York, in such coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts: provided, however, that at the option of the Company, payment at maturity or upon redemption may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register.

Reference is hereby made to the further provisions of this security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof, or an Authenticating Agent, by manual signature, this security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

Payments on the CPIS

This security pays no interest. Unless previously redeemed at the option of the Holder, this security will mature on January 15, 2010, unless that date is extended due to a Market Disruption Event (as defined below).

At maturity, a Holder will be entitled to receive an amount in cash per each $1,250 principal amount of this security equal to the sum of $1,948.42 plus the product of the Multiplier times the Index Amount (which equals the Ending Index minus the Forward Index) (each as defined below); provided that this amount cannot be less than zero.

The "Multiplier" equals 57.30659. The "Forward Index" equals 208.50. The "Ending Index" is the Reference CPI at maturity. The "Reference CPI" is the same Reference CPI used to calculate the inflation indexed principal in the 4.25% Treasury Inflation Protected Securities due January 15, 2010, issued by the United States Department of the Treasury (the "Reference TIPS"). The determination of the Reference CPI is subject to various Index Contingencies (as defined below).

If at maturity, a Market Disruption Event shall have occurred and be continuing, the maturity date shall be the next day on which there no longer exists a Market Disruption Event as determined by Morgan Guaranty Trust Company of New York, in its capacity as calculation agent (the "Calculation Agent") in its sole discretion.

Reference CPI

The Reference CPI for the first day of any calendar month is the CPI for the third preceding calendar month, as is usually reported by the Bureau of Labor Statistics in the second preceding calendar month. The Reference CPI for any day of the month other than the first day of such month is the linear interpolation between the Reference CPI for the first day of the month and the first day of the immediately following month.

The formula for the Reference CPI for a specific date using linear interpolation is:

                                       (t-l)
Reference CPI Date = Reference CPI M + (---) (Reference CPI M - Reference CPI M)
                                       ( D )

Where:

o    Reference CPI Date = the determination date;
o    D = the number of days in the month in which the Reference CPI Date falls;
o    t = the calendar day corresponding to the Reference CPI Date;
o Reference CPI M = Reference CPI for the first day of the calendar month in which the Reference CPI Date falls;
o Reference CPI M+1 = Reference CPI for the first day of the calendar month immediately following the Reference CPI Date.

For purposes of interpolation, calculations with regard to the Reference CPI by the U.S. Treasury Department for a specific date are truncated to six decimal places and rounded to five decimal places.

The Company will use the same "Index Contingencies" that the Treasury Department uses for the Reference TIPS as described in the Department of the Treasury Circular, Public Debt Series No. 1- 93.

Optional Redemption

Beginning in 2003, the CPIS will be subject to redemption prior to their maturity at the election of the Holders thereof on each January 15 (each an "Optional Redemption Date") for the Optional Redemption Value calculated as set forth below. In order to exercise the redemption right, any redeeming Holder will be required to provide notice to the Company of the aggregate principal amount of CPIS to be redeemed by such Holder on such Optional Redemption Date.

If a Market Disruption Event shall have occurred on the "Optional Redemption Determination Date", which shall be the fifth Business Day prior to the applicable Optional Redemption Date, the Optional Redemption Determination Date shall be the first subsequent day on which there no longer exists a Market Disruption Event as determined by the Calculation Agent in its sole discretion.

The Optional Redemption Value ("ORV") for each $1,250 principal amount of CPIS will be determined using the following formula:

ORV = ($1,948.42 + (M x (EI Early - FI)) x PVF; provided that this amount cannot be less than zero.

Where:

o    M = Multiplier = 57.30659;
o    EI Early = Early Ending Index (derived below);
o    FI = Forward Index = 208.50;
o    PVF = Present Value Factor (derived below).

EI Early, is derived using the formula: EI Early = RCPI x FIF.

Where:

o    RCPI = Reference CPI on the Optional Redemption Determination Date;
o    FIF = Future Inflation Factor (derived below);

FIF is derived using the formula: (1 + EIR) N.

Where:

N = Number of years remaining until maturity (2N = 2 X N);

o    EIR = Expected Inflation Rate (derived below).
                                            (              BY          ) 2
                                            (          1 + --          )
                                            (              2           )
EIR - is derived using the formula: EIR =   ( -----------------------  ) - 1
                                            (     TY   Redemption Fee  )
                                            ( 1 + -- + --------------  )
                                            (     2          2         )
Where:

o BY = Base Yield = The ask side yield on the 6.50% U.S. Treasury Security due February 15, 2010 (the "Reference Government Notes") as determined by polling 3 dealers in such instruments, one of which may be the Calculation Agent;

o TY = TIPS Yield = The bid side yield on the Reference TIPS as determined by polling 3 dealers in such instruments, one of which may be the Calculation Agent;

o    Redemption Fee = 30 basis points (0.30%).

The Expected Inflation Rate (EIR) is derived from the Fischer Relation, which states:

(1 + Nominal Rate) = (1 + Real Rate) x (1 + Expected Inflation Rate).

Present Value Factor is derived as follows:
                                                       1
     PVF = Present Value Factor:   ----------------------------------------
                                   (    Zero Yield   Applicable Spread)2N
                                   (1 + ---------- + -----------------)
                                   (         2               2        )

Where:

o Zero Yield = The semiannual compound rate implied in the discount factor to maturity determined by the Calculation Agent by polling three swap dealers, one of which may be the Calculation Agent. The discount factor represents the value the swap dealers would pay today for the right to receive $1 at maturity. Zero Yield solves the equation:

                                            1
                   discount factor = -------------------
                                     (    Zero Yield)2N
                                     (1 + ----------)
                                     (        2     )

o The Applicable Spread will equal (1) in the case of a liquidation of the Company, zero, or (2) in the case of all other redemptions, the greater of zero and the difference between the Funding Spread and the Swap Spread. If the Swap Spread is greater than the Funding Spread then the Applicable Spread will be zero.

o Swap Spread refers to the difference between the swap rate for a given maturity and the yield of the benchmark government bond in that maturity sector. The Swap Spread for these purposes will be equal to the offer side U.S. dollar swap spread for the maturity closest to the remaining maturity as determined by the Calculation Agent (except that, in the case of a determination for which the remaining maturity is one year or less, the Swap Spread will be the difference between then current yields on U.S. Dollar LIBOR-based deposits and yields on Treasury Bills with maturities approximately equal to the remaining maturity as determined by the Calculation Agent).

o The Funding Spread shall be the yield spread between (1) the average quotations from three dealers in such instruments chosen in the discretion of the Calculation Agent, one of which may be the Calculation Agent, for notional issuances of debt securities by the Company in a notional amount equal to the aggregate principal amount of the CPIS being redeemed at such time (or, if such notional amount is smaller than commercially practicable, the smallest commercially practicable amount) and (2) US government securities of approximately similar maturities, as such yield spread may be reasonably determined by the Calculation Agent.

o If the source supplying any of the yield or spread data is unavailable or ceases to report such data, the Calculation Agent shall calculate such yield or spread in good faith.

The Reference CPI on the applicable Optional Redemption Determination Date will be determined for such day by interpolation.

For all interim calculations, the Company will round to 6 decimals. The final result (the Optional Redemption Value) will be rounded to 2 decimals.

Early Determination of the Ending Index

If either of the Reference Government Notes or the Reference TIPS (either, a "Reference Treasury") is subject to a buyback or is called by the Treasury Department, or if the outstanding amount of either such Reference Treasury is

     o reduced by 10% or more from the greatest outstanding amount since issuance of the CPIS (a "First Reference Treasury Event"), or

     o subsequently reduced by 10% from the amount outstanding at the time of the First Reference Treasury Event or any subsequent reduction (a "Subsequent Reference Treasury Event"),

then the Company has the right, but not the obligation, on such date or within 30 days of such date, to permanently fix the Ending Index (the "Fixed Ending Index"). For purposes of this security, all references to a Refrence Treasury Event include both a First Reference Treasury Event or any Subsequent Reference Treasury Event. However, the CPIS will not be automatically redeemed and will remain outstanding until maturity or redemption.

The value of the Fixed Ending Index will be determined using the same methodology for determining the Early Ending Index in a redemption. Thus, the Fixed Ending Index ("EIFixed") will be derived per the following formula:

                  (              BY          )2N
                  (          1 + --          )
                  (              2           )
EI Fixed = RCPI x ( -----------------------  )    .
                  (     TY   Redemption Fee  )
                  ( 1 + -- + --------------  )
                  (     2          2         )

Where:

o    RCPI = Reference CPI on the date such Ending Index is to be fixed;
o BY = Base Yield = The ask side yield on the Reference Government Notes as determined by polling three dealers in such instruments, one of which may be the Calculation Agent;
o TY = TIPS Yield = The bid side yield on the Reference TIPS as determined by polling 3 dealers in such instruments, one of which may be the Calculation Agent;
o    Redemption Fee = 30 basis points (0.30%);
o    N = Number of years remaining until maturity (2N = 2 x N).

When determining the Fixed Ending Index under the above circumstances, the Company may, at its sole discretion, reduce the redemption fee, although it is not obligated to do so.

Once the Fixed Ending Index has been derived as the result of a Reference Treasury Event, it will be used in any determination of a payment on the CPIS at maturity or upon redemption (replacing the Early Ending Index in a redemption).

Procedures for Payment at Maturity or on Optional Redemption

In the case of a redemption by a Holder on an Optional Redemption Date, any such redeeming Holder will be required to provide notice of the aggregate principal amount of the CPIS to be redeemed on such Optional Redemption Date to a participant or a direct participant in the Depositary. Such participant or direct participant must communicate such notice to the Depositary no earlier than 20 scheduled Business Days prior to, but no later than 10 scheduled Business Days prior to, the applicable Optional Redemption Date. The Depositary will then provide notice to the Transfer Agent of the total number of CPIS to be redeemed on the Optional Redemption Date (the "Applicable Notice"). Each Applicable Notice will be provided by the Depositary to the Transfer Agent by 12:30 p.m. New York time on the Business Day next succeeding the last day of the applicable notice period. A "Business Day" is any Monday, Tuesday, Wednesday, Thursday or Friday which is not a day on which banking institutions in The City of New York, New York are authorized or obligated by law to close.

A Holder may only provide one such notice for each applicable Optional Redemption Date. Each Applicable Notice will be irrevocable upon receipt by the Company or The Chase Manhattan Bank, as transfer agent (the "Transfer Agent"), and may not be withdrawn or modified after such receipt. Additionally, the Optional Redemption Determination Date will not be deemed to occur, and the calculation of Optional Redemption Value will not be determined, until at least one day after the Transfer Agent receives the Applicable Notice and communicates it to the Company. The applicable Optional Redemption Date will be subject to extension in the case of a Market Disruption Event.

Payment at maturity or upon redemption, as applicable, will be made by the delivery of cash no later than the maturity date or applicable Optional Redemption Date with respect to such CPIS (subject to delay in the case of a Market Disruption Event) or, if later, the time of delivery or book- entry transfer of such CPIS.

The Company will irrevocably deposit with the Depositary no later than the close of business on the maturity date or applicable Optional Redemption Date funds sufficient to make payments at maturity or upon redemption, as applicable, payable with respect to the CPIS on such date. The Company will give the Depositary irrevocable instructions and authority to pay such amount to the Holders entitled thereto. In the event that any such date is not a Business Day, then payments payable on such date will be made on the next succeeding Business Day with the same force and effect as if made on such date, except that, if such Business Day falls in the next calendar year such payment will be made on the immediately preceding Business Day.

Market Disruption Events

A "Market Disruption Event" will be deemed to have occurred on any day if the Calculation Agent determines, in its sole discretion, that the Reference CPI level may not be obtained or has not been promulgated by the Treasury Department (in the event of a delay by the Bureau of Labor Statistics in publishing the CPI) or the Treasury Department has not cured an existing Index Contingency for such day. Such Market Disruption Event may continue indefinitely. However, if such Market Disruption Event remains in effect for longer than 20 consecutive Business Days and, in the sole discretion of the Calculation Agent, such Market Disruption Event is likely to remain in effect, then the applicable Reference CPI may be determined in good faith by the Calculation Agent (however, it has no obligation to determine such applicable Reference CPI).

Additionally, a Market Disruption Event with respect to an Optional Redemption Determination Date shall occur (a) if the U.S. treasury market is not open on such Optional Redemption

Determination Date, (b) if an input in the Optional Redemption Value calculation is not available or (c) if the input data are potentially subject to extraordinary influences, in the sole discretion of the Calculation Agent, due to the fact that the underlying instrument on which such data are based is subject to an issuer buyback or early call (e.g., the Treasury Department is buying back the Reference Government Notes used for determining the Base Yield in the Optional Redemption Value calculation). Such market disruption may require the Calculation Agent to determine certain inputs in good faith and such determinations may be delayed or cause a delay in the Optional Redemption Determination Date and payment of the Optional Redemption Value. See "--Optional Redemption" for further information on the calculation of the Optional Redemption Value.

Events of Default

In addition to the Events of Default contained in Section 501 of the Indenture, it shall be an Event of Default under the Indenture with respect to the CPIS if the Company fails to make any payment due on the CPIS at maturity or on redemption. In case an Event of Default with respect to this security shall have occurred and be continuing, the amount payable upon any acceleration of this security shall be determined in the same manner as the Optional Redemption Value as though the date of acceleration were an Optional Redemption Determination Date.

Modification

In addition to the provisions contained in Section 902 of the Indenture, the Company may not, without the consent of each affected Holder, change the payment due at maturity or upon redemption of the CPIS.

Defeasance

The CPIS will not be subject to the defeasance provisions contained in Article 13 of the Indenture.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

Date: March __, 2001

J.P. MORGAN CHASE & CO.


By:
    -------------------------------
Name:
Title:


Attest:
        ---------------------------
Name:
Title:



[Seal]


TRUSTEE'S CERTIFICATE OF AUTHENTICATION

This is one of the securities referred to in the within-mentioned Indenture.


BANKERS TRUST COMPANY,
AS TRUSTEE

By: The Chase Manhattan Bank,
as Authenticating Agent


By:
   ----------------------------
Authorized Officer

                             [REVERSE OF SECURITY]

               Consumer Price Indexed Securities(sm) (CPIS(sm))

This security is one of a duly authorized issue of securities of the Company (herein called the "CPIS"), issued and to be issued in one or more series under an Indenture dated as of December 1, 1989, as supplemented by the Agreement of Resignation, Appointment and Acceptance dated as of March 29, 1996 (herein collectively called the "Indenture"), between the Company and Bankers Trust Company, as successor Trustee (herein called the "Trustee", which term includes any successor trustee under the Indenture), to which Indenture reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee, and the Holders and of the terms upon which the CPIS are, and are to be, authenticated and delivered. This security is one of the series designated as the Consumer Price Indexed Securities of the Company, which series shall have an initial aggregate principal amount of $15,000,000, which principal amount may be increased from time to time through the issuance of additional CPIS.

The CPIS are not redeemable at the option of the Company prior to maturity and are not subject to any sinking fund.

If an Event of Default specified under the Indenture or on the face hereof with respect to the CPIS shall occur and be continuing, the CPIS may be declared due and payable in the manner and with the effect provided in the Indenture and on the face hereof. Upon payment of the amount so declared due and payable, all of the Company's obligations in respect of the payment due at maturity or upon redemption, if any, on the CPIS shall terminate.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of a majority in principal amount of the securities at the time Outstanding of each series to be affected. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the securities of each series at the time Outstanding, on behalf of the Holders of all securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this security shall be conclusive and binding upon such Holder and upon all future holders of this security and of any CPIS issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this security.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this security is registrable in the Security Register, upon surrender of this security for registration of transfer in any place where the amount due at maturity or upon redemption of this security is payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new CPIS, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The CPIS are issuable only in registered form without coupons in denominations of $1,250 and any integral multiple thereof. As provided in the Indenture and subject to certain limitations therein set forth, CPIS are exchangeable for a like aggregate principal amount of CPIS of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this security is registered as the owner hereof and for all purposes, whether or not this security shall be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

No recourse for the payment of amounts due at maturity or upon redemption of this security or for any claim based hereon or otherwise in respect hereof, and no recourse under or upon any obligation, covenant or agreement of the Company in the Indenture or any indenture supplemental thereto or in this security, or because of the creation of any indebtedness represented thereby, shall be had against any incorporator, stockholder, officer or director, as such, past, present or future, of the Company or of any successor corporation, either directly or through the Company, or any successor corporation, whether by virtue of any constitution, statute or rule of law or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issue hereof, expressly waived and released by each Holder of this security.

All terms used in this security which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

This security shall be governed by and construed in accordance with the laws of the State of New York.


                                       2